Exhibit 10.3
THE CLOROX COMPANY
2005 STOCK INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
(US Employees)

SUMMARY OF RESTRICTED STOCK UNIT AWARD
The Clorox Company, a Delaware company (the “Company”), grants to the Grantee named below, in accordance with the terms of The Clorox Company 2005 Stock Incentive Plan (the “Plan”) and this restricted stock unit award agreement (the “Agreement”), the following number of Restricted Stock Units (the “Units”), on the terms set forth below:

GRANTEE	<<Participant ID>>
TOTAL RESTRICTED UNITS AWARDED	<<Units Granted>>
DATE OF AWARD	<<Grant Date>>
PERIOD OF RESTRICTION	25% vests on each of October 5, 2023, 2024, 2025 and 2026, or the first trading day immediately preceding each such date if such date is not a trading day; provided, that an additional number of whole Units shall vest during any calendar year in which the Grantee is eligible under this Agreement to terminate employment or services due to Retirement in an amount sufficient to satisfy any applicable tax withholding amounts arising due to such Retirement eligibility (disregarding any fractional Unit).

TERMS OF AGREEMENT

1.Grant of Units. The Company hereby grants to the Grantee the Units set forth above, subject to the terms, definitions and provisions of the Plan and this Agreement. All terms, provisions, and conditions applicable to the Units set forth in the Plan and not set forth herein are incorporated by reference. To the extent any provision hereof is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

2.Nature and Settlement of Award. The Units represent an unfunded, unsecured promise by the Company to issue Shares. Units will become vested and be settled in Shares on a one Share for one Unit basis, rounded to the nearest whole Share, less any Shares withheld in accordance with the provisions of Section 4 of this Agreement. Settlement shall occur as soon as practicable after the Period of Restriction lapses as provided in the Summary of Restricted Stock Unit Award above, but in any event, within the period ending on the later to occur of the date that is 2 ½ months from the end of (1) the Grantee’s tax year that includes the date of the lapse of the Period of Restriction, or (2) the Company’s tax year that includes the date of the lapse of the Period of Restriction (which payment schedule is intended to comply with the “short-term deferral” exemption from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) (the “Settlement Date”). Although the Units shall be vested within the meaning of Section 83 of the Internal Revenue Code since no substantial risk of forfeiture exists after the Period of Restriction lapses, the Units will not be earned until the Grantee has fulfilled all of the conditions precedent set forth in this Agreement, including, but not limited to, the obligations set forth in Section 9(b), 9(c), 9(d), 9(e) and Section 10, and the Grantee shall have no right to retain the Shares or the value thereof upon vesting or settlement of the Units until all such conditions precedent have been satisfied.

3.Dividend Equivalents. No Dividend Equivalents shall be paid to the Grantee prior to the lapse of the Period of Restriction. Rather, such Dividend Equivalent payments will accrue and be notionally credited to the Grantee’s RSU account and paid out in the form of additional Shares, rounded down to the nearest whole Share, after the lapse of the Period of Restriction, within the time period described in Section 2 above.

Exhibit 10.3

4.Taxes. Pursuant to Section 16 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Grantee to remit to the Company, an amount sufficient to satisfy any applicable tax withholding requirements applicable to this Award. The Committee may condition the issuance of Shares in settlement of Units upon the Grantee’s satisfaction of such withholding obligations. The Grantee may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares or by having the Company withhold Shares having a Fair Market Value equal to the minimum statutory tax withholding rate that could be imposed on the transaction (or such other rate that will not result in a negative accounting impact) or in such other manner as is acceptable to the Company. Such election shall be irrevocable, made in writing, signed by the Grantee, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

5.Termination of Employment or Service.

a.Except as otherwise provided in this Section 5 or Section 8, if the Grantee’s employment or service with the Company and its Subsidiaries is terminated for any reason, any Units for which the Period of Restriction has not lapsed before such termination of employment or service (the “Unvested Units”) and/or any Dividend Equivalents related thereto shall be forfeited. Notwithstanding the above, if the Grantee’s termination of employment or service is due to (i) Retirement and is more than 6 months from the date of award set forth in this Agreement, then the restrictions on the Units and all Dividend Equivalents related thereto shall continue to lapse in accordance with the Period of Restriction provided in the Summary of Restricted Stock Unit Award above, provided that the “Settlement Date” for such Units and Dividend Equivalents shall occur no later than December 31 of the calendar year in which the applicable Period of Restriction lapses or (ii) death or Disability, the Units shall become 100% vested and the Period of Restriction on the Units shall lapse and all Dividend Equivalents related thereto shall become immediately vested and payable as of such termination date.

b.Definition of “Disability.” For purposes of this Agreement, the Grantee’s employment shall be deemed to have terminated due to the Grantee’s Disability if the Grantee is entitled to long-term disability benefits under the Company’s long-term disability plan or policy, as in effect on the date of termination of the Grantee’s employment.

c.Definition of “Retirement.” For purposes of this Agreement, the Grantee’s employment or service shall be deemed to have terminated due to “Retirement” if the Grantee terminates employment or service as an Employee for any reason, including Disability (but other than for Cause) after (1) twenty (20) or more years of “vesting service,” which solely for purposes of this Agreement, shall be calculated under Article III of The Clorox Company 401(k) Plan (the “401(k) Plan”) entitled “Service” along with any other relevant provisions of the 401(k) Plan necessary or desirable to give full effect thereto, or any successor provisions, regardless of the status of the Grantee with respect to the 401(k) Plan (“Vesting Service”), or (2) attaining age fifty-five (55) with ten (10) or more years of Vesting Service.

6.Authorization to Return Forfeited Units. The Grantee authorizes the Company or its designee to return to the Company all Units and related Dividend Equivalents and Shares subject thereto which are forfeited along with any cash or other property held with respect to or in substitution of such Units, related Dividend Equivalents and/or Shares. Any such action shall comply with all applicable provisions of this Agreement or the Plan.

7.Transferability of Units. Unless otherwise determined by the Committee, Units shall not be transferable by the Grantee other than by will or by the laws of descent or distribution. For avoidance of doubt, Shares issued to the Grantee in settlement of Units pursuant to Section 2 of this Agreement shall not be subject to any of the foregoing transferability restrictions.

8.Change in Control. Upon the occurrence of a Change in Control (including in the event the Grantee’s employment is terminated without Cause or by the Grantee for Good Reason upon or within twenty-four (24) months following consummation of a Change in Control), the Units shall be treated in accordance with Section 19 of the Plan.

Exhibit 10.3
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following with respect to the Grantee:

(a) the assignment to the Grantee of any duties inconsistent in any material respect with the Grantee’s position (including offices and reporting requirements), authority, duties or responsibilities, as in effect immediately prior to the occurrence of the Change in Control or the date of the Grantee’s termination of employment, whichever is greater, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Grantee;

(b) any failure by the Company to substantially comply with, or any reduction by the Company in, any of the material provisions of the Grantee’s compensation plans, programs, agreements or arrangements as in effect immediately prior to the Change in Control, including, without limitation, any material reduction in base salary, cash incentive compensation target bonus opportunity, equity compensation opportunity in the aggregate, or employee benefits and perquisites in the aggregate, other than an isolated, insubstantial and inadvertent failure or reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Grantee;

(c) the Company’s requiring the Grantee to be based at any office or location other than that in effect immediately prior to the Change in Control or any office or location not requiring the Grantee’s commute to increase by more than 35 miles from his or her commute immediately prior to the Change in Control;

(d) any purported termination by the Company of the Grantee’s employment other than (A) due to the death or Disability of the Grantee or (B) a termination of the Grantee’s employment by the Company for Cause; or

(e) any material failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume the obligations of the Company under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

Any termination by the Grantee for Good Reason shall be communicated by a written notice to the Company within a period not to exceed ninety (90) days of such Grantee’s knowledge of the condition. Such written notice (1) must indicate the specific termination provision in the Good Reason definition relied upon, (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Grantee’s employment under the provision so indicated and (3) the Grantee's intended date of termination if the Company does not cure the issue (which date shall be not less than thirty (30) days after the giving of such notice). After receipt by the Company of such written notice, the Company shall have thirty (30) days during which it may remedy the condition and thereby cure the event or circumstance constituting “Good Reason”.

9.Protection of Trade Secrets and Limitations on Retention.

a.Definitions.

i.“Affiliated Company” means any organization controlling, controlled by or under common control with the Company.

ii.“Confidential Information” means the Company’s technical or business or personnel information not readily available to the public or generally known in the trade, including inventions, developments, trade secrets and other confidential information, knowledge, data and know-how of the Company or any Affiliated Company, whether or not they originated with the Grantee, or information which the Company or any Affiliated Company received from third parties under an obligation of confidentiality.

iii.“Conflicting Product” means any product, process, machine, or service of any person or organization, other than the Company or any Affiliated Company, in existence or under development that (1)

Exhibit 10.3
resembles or competes with a product, process, machine, or service upon or with which the Grantee shall have worked during the two years prior to the Grantee’s termination of employment with the Company or any Affiliated Company or (2) with respect to which during that period of time the Grantee, as a result of his/her job performance and duties, shall have acquired knowledge of Confidential Information, and whose use or marketability could be enhanced by application to it of Confidential Information. For purposes of this section, it shall be conclusively presumed that the Grantee has knowledge of information to which s/he has been directly exposed through actual receipt or review of memorandum or documents containing such information or through actual attendance at meetings at which such information was discussed or disclosed.

iv.“Conflicting Organization” means any person or organization that is engaged in or about to become engaged in research on or development, production, marketing or selling of a Conflicting Product.

b.Right to Retain Units/Shares Contingent on Protection of Confidential Information. In partial consideration for the award of these Units, the Grantee agrees that at all times, both during and after the term of the Grantee’s employment with the Company or any Affiliated Company, to hold in the strictest confidence, and not to use (except for the benefit of the Company at the Company’s direction) or disclose (except for the benefit of the Company at the Company’s direction), regardless of when disclosed to the Grantee, any and all Confidential Information of the Company or any Affiliated Company. The Grantee understands that for purposes of this Section 9(b), Confidential Information further includes, but is not limited to, information pertaining to any aspect of the business of the Company or any Affiliated Company which is either information not known (or known as a result of a wrongful act of the Grantee or of others who were under confidentiality obligations as to the item or items involved) by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company. If, prior to the expiration of the Period of Restriction or at any time within one (1) year after the Settlement Date, the Grantee discloses or uses, or threatens to disclose or use, any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), the Units, whether vested or not, will be immediately forfeited and cancelled, and the Grantee shall immediately return to the Company the Shares issued in settlement of the Units or the pre-tax income derived from any disposition of such Shares.

c.No Interference with Customers or Suppliers. In partial consideration for the award of these Units, in order to forestall the disclosure or use of Confidential Information as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company and to promote fair competition, the Grantee agrees that the Grantee’s right to receive the Shares upon settlement of the Units is contingent upon the Grantee refraining, during the Period of Restriction and for a period of one (1) year after the Settlement Date, for himself/herself or any third party, directly or indirectly, from using Confidential Information to (1) divert or attempt to divert from the Company (or any Affiliated Company) any business of any kind in which it is engaged, or (2) intentionally solicit its customers with which it has a contractual relationship as to Conflicting Products, or interfere with the contractual relationship with any of its suppliers or customers (collectively, “Interfere”). If, during the Period of Restriction or at any time within one (1) year after the Settlement Date, the Grantee breaches his/her obligation not to Interfere, the Grantee’s right to the Shares upon settlement of the Units shall not have been earned and the Units, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares issued in settlement of the Units or the pre-tax income derived from any disposition of such Shares. For avoidance of doubt, the term “Interfere” shall not include any advertisement of Conflicting Products through the use of media intended to reach a broad public audience (such as television, cable or radio broadcasts, generalized online marketing, or newspapers or magazines) or the broad distribution of coupons through the use of direct mail or through independent retail outlets. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE UNITS AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO VIOLATE THIS “NO INTERFERENCE WITH CUSTOMERS OR SUPPLIERS” PROVISION DURING THE PERIOD OF RESTRICTION OR WITHIN ONE (1) YEAR AFTER THE SETTLEMENT DATE.

Exhibit 10.3
d.No Solicitation of Employees. In partial consideration for the award of these Units, in order to forestall the disclosure or use of Confidential Information, as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Grantee agrees that the Grantee’s right to receive the Shares upon settlement of the Units is contingent upon the Grantee refraining, during the Period of Restriction and for a period of one (1) year after the Settlement Date, for himself/herself or any third party, directly or indirectly, from soliciting for employment any person employed by the Company, or by any Affiliated Company, during the period of the solicited person’s employment and for a period of one (1) year after the termination of the solicited person’s employment with the Company or any Affiliated Company (collectively “Solicit”). If, during the term of the Period of Restriction or at any time within one (1) year after the Settlement Date, the Grantee breaches his/her obligation not to Solicit, the Grantee’s right to the Shares upon settlement of the Units shall not have been earned and the Units, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares issued in settlement of the Units or the pre-tax income derived from any disposition of such Shares. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE CONDUCT DESCRIBED, BUT PROVIDES FOR THE CANCELLATION OF THE UNITS AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO VIOLATE THIS NON-SOLICITATION OF EMPLOYEES PROVISION DURING THE PERIOD OF RESTRICTION OR WITHIN ONE (1) YEAR AFTER THE SETTLEMENT DATE.

e.Injunctive and Other Available Relief. By acceptance of these Units and any Shares issued in settlement thereof, the Grantee acknowledges that, if the Grantee were to breach or threaten to breach his/her obligation hereunder not to Interfere or Solicit or not to disclose or use any Confidential Information other than in the course of performing authorized services for the Company (or any Affiliated Company), the harm caused to the Company by such breach or threatened breach would be, by its nature, irreparable because, among other things, damages would be significant and the monetary harm that would ensue would not be able to be readily proven, and that the Company would be entitled to injunctive and other appropriate relief to prevent threatened or continued breach and to such other remedies as may be available at law or in equity. To the extent not prohibited by law, any cancellation of the Units pursuant to any of Sections 9(b) through 9(d) above shall not restrict, abridge or otherwise limit in any fashion the types and scope of injunctive and other available relief to the Company. Notwithstanding any provision of this Agreement to the contrary, nothing under this Agreement shall limit, abridge, modify or otherwise restrict the Company (or any Affiliated Company) from pursuing any or all legal, equitable or other appropriate remedies to which the Company may be entitled under any other agreement with the Grantee, any other plan, program, policy or arrangement of the Company (or any Affiliated Company) under which the Grantee is covered or participates, or any applicable law, all to the fullest extent not prohibited under applicable law.

f.Permitted Reporting and Disclosure. Notwithstanding any language in this Agreement to the contrary, nothing in this Agreement prohibits Grantee from reporting possible violations of federal law or regulation to any governmental agency or governmental entity, or making other disclosures that are protected under federal law or regulation; provided, that, in each case such communications and disclosures are consistent with applicable law. Notwithstanding the foregoing, under no circumstance is Grantee authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without prior written consent of the Company’s Chief Legal Officer. Any reporting or disclosure permitted under this Section 9(f) shall not result in the cancellation of Shares. Grantee is entitled to certain immunities from liability under state and federal law for disclosing trade secrets if the disclosure was made to report or investigate an alleged violation of law, subject to certain conditions. Please see the Company’s Confidential Information Policy for further details.

10.Right to Retain Units/Shares Contingent on Continuing Non-Conflicting Employment. In partial consideration for the award of these Units in order to forestall the disclosure or use of Confidential Information, as well as to deter the Grantee’s intentional interference with the contractual relations of the Company or any Affiliated Company, the Grantee’s intentional interference with prospective economic advantage of the Company or any Affiliated Company, and to promote fair competition, the Grantee agrees that the Grantee’s right to receive the

Exhibit 10.3
Shares upon settlement of the Units is contingent upon the Grantee refraining, during the Period of Restriction and for a period of one (1) year after the Settlement Date, from rendering services, directly or indirectly, as director, officer, employee, agent, consultant or otherwise, to any Conflicting Organization except a Conflicting Organization whose business is diversified and that, as to that part of its business to which the Grantee renders services, is not a Conflicting Organization, provided that the Company shall receive separate written assurances satisfactory to the Company from the Grantee and the Conflicting Organization that the Grantee shall not render services during such period with respect to a Conflicting Product. If, prior to the expiration of the Period of Restriction or at any time within one (1) year after the Settlement Date, the Grantee shall render services to any Conflicting Organization other than as expressly permitted herein, the Grantee’s right to the Shares upon settlement of the Units shall not have been earned and the Units, whether vested or not, will be immediately cancelled, and the Grantee shall immediately return to the Company the Shares issued in settlement of the Units or the pre-tax income derived from any disposition of such Shares. THE GRANTEE UNDERSTANDS THAT THIS PARAGRAPH IS NOT INTENDED TO AND DOES NOT PROHIBIT THE GRANTEE FROM RENDERING SERVICES TO A CONFLICTING ORGANIZATION, BUT PROVIDES FOR THE CANCELLATION OF THE UNITS AND A RETURN TO THE COMPANY OF THE SHARES OR THE GROSS TAXABLE PROCEEDS OF THE SHARES IF THE GRANTEE SHOULD CHOOSE TO RENDER SUCH SERVICES DURING THE PERIOD OF RESTRICTION OR WITHIN ONE YEAR AFTER THE SETTLEMENT DATE.

11.Repayment Obligations.

a.[Restatement of Financials. In the event that (1) the Company issues a restatement of financial results to correct a material error and (2) the Committee determines, in good faith, that the Grantee’s fraud or willful misconduct was a significant contributing factor to the need to issue such restatement and (3) some or all of the Units that were granted and/or vested prior to such restatement would not have been granted and/or vested, as applicable, based upon the restated financial results, the Grantee shall immediately return to the Company any Units or any Shares or the pre-tax income derived from any disposition of any Shares previously received in settlement of the Units that would not have been granted and/or vested based upon the restated financial results (the “Repayment Obligation”). The Company shall be able to enforce the Repayment Obligation by all legal means available, including, without limitation, by withholding such amount from other sums owed by the Company to the Grantee.] [1]

b.[Clawback Policy. Awards under the Plan granted to Participants who are “Covered Employees” (as defined in the Company’s Policy Regarding Clawback of Incentive Compensation, the “Policy”) are subject to clawback in accordance with the terms of the Policy, as amended from time to time, and pursuant to any other policy the Company may adopt as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of any Award granted hereunder pursuant to such a clawback policy shall be treated as an event giving rise to a Participant’s right to terminate employment for “good reason” or “constructive termination” (or any similar term) under any agreement with the Company.][2] [3]

12.Miscellaneous Provisions.

a.Rights as a Stockholder. Neither the Grantee nor the Grantee’s transferee or representative shall have any rights as a stockholder with respect to any Shares subject to this Award until the Units have been settled and Share certificates have been issued to the Grantee, transferee or representative, as the case may be.

b.Choice of Law, Exclusive Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The courts of the State of Delaware shall have exclusive jurisdiction over any disputes or other proceedings relating to this Agreement, and venue shall reside with the courts in New Castle County, Delaware, including if jurisdiction shall so permit, the U.S. District Court for the District of Delaware. Accordingly, the Grantee agrees that any claim of any type relating to this Agreement must be brought and maintained in the appropriate court located in New Castle County, Delaware, including if jurisdiction will so permit, in the U.S. District Court for the State of Delaware. The

Exhibit 10.3
Grantee hereby consents to the jurisdiction over the Grantee of any such courts and waives all objections based on venue or inconvenient forum.

c.Modification or Amendment. This Agreement may be modified or amended by the Board or the Committee at any time; provided, however, no modification or amendment to this Agreement shall be made which would materially and adversely affect the rights of the Grantee, without such Grantee’s written consent.

d.Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced to reflect the intent of the parties to the fullest extent not prohibited by law, and in the event that such provision is not able to be so construed and enforced, then this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included. In amplification of the preceding sentence, in the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall have the power to reduce the time period or scope to the maximum time period or scope permitted by law.

e.References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended.

f.Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

g.Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Board or the Committee, which shall review such dispute at its next regular meeting. The resolution of such dispute by the Board or the Committee shall be final and binding on all persons. It is the intention of the Company and the Grantee to make the promises contained in this Agreement reasonable and binding only to the extent that it may be lawfully done under existing applicable laws. This Agreement and the Plan constitute the entire and exclusive agreement between the Grantee and the Company, and it supersedes all prior agreements or understandings, whether written or oral, with respect to the grant of Units set forth in this Agreement.

h.Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A of the Code, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision of the Plan or this Agreement that would cause this Award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Notwithstanding any provision of the Plan to the contrary, if the Grantee is a “specified employee” (as defined in Section 1.409A-1(i) of the Treasury Department Regulations) at the time of the Grantee’s “separation from service” (as defined in Section 1.409A-1(h) of the Treasury Department Regulations and including a termination of employment or service on account of Disability that does not satisfy the definition of “disability” under Section 409A-3(i)(4) of the Treasury Department Regulations), and payments to the Grantee hereunder are not exempt from Section 409A as a short-term deferral or otherwise, these payments, to the extent otherwise payable within six (6) months after the Grantee’s separation from service shall be delayed until the earlier of the date which is six (6) months after the date of the Grantee’s separation from service or the date of death of the Grantee. Any payments that were scheduled to be paid during the six (6) month period following the Grantee’s separation from service, but which were delayed pursuant to this Section 12(h), shall be paid without interest on, or as soon as administratively practicable after, the first day following the six (6) month anniversary of the Grantee’s separation from service (or, if earlier, the date of the Grantee’s death). Any payments that were originally scheduled to be paid following the six (6) months after the Grantee’s separation from service shall continue to be paid in accordance with their predetermined schedule.

Exhibit 10.3
i.Agreement with Terms. Receipt of any benefits under this Agreement by the Grantee shall constitute the Grantee’s acceptance of and agreement with all of the provisions of this Agreement and of the Plan that are applicable to this Agreement, and the Company shall administer this Agreement accordingly.

THE CLOROX COMPANY

By:

Its: Chief Executive Officer

THE GRANTEE ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT IS A UNILATERAL CONTRACT AND THAT THE GRANTEE’S RIGHT TO THE SHARES PURSUANT TO THIS AGREEMENT IS ACCEPTED AND EARNED ONLY BY CONTINUING EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OR ACQUIRING SHARES HEREUNDER) AND BY COMPLIANCE WITH THE GRANTEE’S VARIOUS OBLIGATIONS UNDER THIS AGREEMENT. THE GRANTEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE PLAN, SHALL CONFER UPON THE GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH THE GRANTEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE THE GRANTEE’S EMPLOYMENT AT ANY TIME, FOR ANY REASON OR NO REASON, WITH OR WITHOUT CAUSE, AND WITH OR WITHOUT ADVANCE NOTICE EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

The Grantee acknowledges that a copy of the Plan and Plan Information are available for viewing on the Company’s internal HR website at https://clxweb.clorox.com/hr/Pages/HRatClorox/HRContentPages/StockIncentiveProgram.aspx, and the Company’s Annual Report and Proxy Statement (the “Prospectus Information”) are available for viewing on the Company’s Clorox web site at https://investors.thecloroxcompany.com/investors/financial-information/sec-filings/default.aspx. The Grantee hereby consents to receive the Prospectus Information electronically, or, in the alternative, to contact the HR Service Center at 1-800-709-7095 to request a paper copy of the Prospectus Information. The Grantee represents that s/he is familiar with the terms and provisions thereof, and hereby accepts this Agreement subject to all of the terms and provisions thereof. The Grantee has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of this Agreement. The Grantee acknowledges and hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated below.

Dated:______________________________ Signed:___________________________________
Grantee

Residence Address:

___________________________________

___________________________________

1 To be included in agreements for individuals who are not subject to the Policy.
2 To be included in agreements for individuals who are required to file disclosure statements under Section 16(a) of the Securities Exchange Act or otherwise subject to the Policy.
3 Note to Draft: Grants should include either section 12(a) (for individuals who are not subject to the Policy) OR section 12(b) (for individuals who are subject to the Policy).